UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 3, 2009

PARKWAY PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

                                                            Maryland                                        1-11533                                      74-2123597

                                                  (State or Other Jurisdiction           (Commission File Number)                    (IRS Employer

                                                      of Incorporation)                                                                                 Identification No.)

One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, MS 39225-4647

(Address of Principal Executive Offices, including zip code)

(601) 948-4091

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 4 Pages

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

2009 Long-Term Equity Compensation Program

On February 3, 2009, the Compensation Committee (the “Committee”) of the Company’s Board of Directors established the terms of the Company’s 2009 long-term equity compensation program.  The Committee awarded a total of 120,000 shares of restricted stock to 25 officers of the Company, including the following awards to the Company’s named executive officers:

Name and Title	Restricted Stock Award
Steven G. Rogers........................... President and Chief Executive Officer	24,000
J. Mitchell Collins.......................... Executive Vice President, Chief Financial Officer and Secretary	13,500
William R. Flatt.............................. Executive Vice President and Chief Operating Officer	13,500
James M. Ingram............................ Executive Vice President and Chief Investment Officer	8,000
Mandy M. Pope............................. Senior Vice President and Controller	7,000

The 2009 long-term equity compensation program for the Company’s named executive officers focuses on the following metrics: the Company’s adjusted funds from operations (“Adjusted FFO”) per diluted share in 2009 (50% of the award) and 2009 strategic objectives as recommended by management and approved by the Committee, consisting of continuing compliance with long-term debt financial covenants (20% of the award), certain investment goals under the Teacher Retirement System of Texas’ $750 million discretionary fund (20% of the award), and the reduction to a pre-determined maximum level of borrowings under the Company’s line of credit (10% of the award).  With respect to the Adjusted FFO component, the Committee has established a threshold and a maximum performance goal for 2009 and the award is earned pro rata once the threshold performance goal is achieved.  The Committee has determined that  any adjustments to FFO (as computed in accordance with standards established by the National Association of Real Estate Investment Trusts) should include the amortization of above/below market leases, changes for impairment of value to real estate, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, the gain or loss on sales of real property and similar adjustments that may be made in the Committee’s sole discretion.  With respect to each of the strategic objectives, that portion of the award is earned on an “all or nothing” basis.

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The issued shares will vest 25% upon measurement of the goals at the end of the performance period and the remaining 75% will vest in equal, annual installments, unless accelerated under certain circumstances.  During the restricted period, restricted shares will have voting rights.  Dividends will accrue from the date of grant and will be paid as the shares vest.

The awards are made in accordance with the terms of the Company’s 2003 Equity Incentive Plan (the “Incentive Plan”) and each award is governed by a restricted stock agreement.  The Company’s stockholders approved the Incentive Plan at the Company’s 2003 Annual Meeting of Stockholders.  The Incentive Plan was filed with the SEC on April 1, 2003 as part of the Company’s definitive proxy statement.  The Form of Incentive Restricted Share Agreement for the 2009 long-term equity compensation program is attached hereto as Exhibit 10.1 and is incorporated by reference.

2009 Cash Incentive Bonus Program

The Committee also approved the 2009 cash incentive bonus program for officers of the Company.  The annual cash incentive bonus for each officer will be awarded, at the discretion of the officer’s immediate supervisor or the Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s areas of responsibility.

The maximum cash incentive bonus that each of the Company’s named executive officers is eligible to receive with respect to 2009 is calculated as a percentage of base salary for each officer as follows: Mr. Rogers (30%), Mr. Collins (25%), Mr. Flatt (25%), Mr. Ingram (20%) and Ms. Pope (15%).  For each of the named executive officers, the maximum cash incentive bonus percentages represents a 50% decrease over the maximum bonus percentages established by the Committee with respect to 2008.

Item 9.01.       Financial Statements and Exhibits.

(d)       Exhibits:

10.1*   Form of Incentive Restricted Share Agreement for 2009 Long-Term Equity Compensation Program

* Identifies a compensatory plan required to be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 4, 2009

                                                    PARKWAY PROPERTIES, INC.

                                              By: /s/ J. Mitchell Collins

                                              J. Mitchell Collins

                                                                           Executive Vice President, Chief Financial

                                              Officer and Secretary

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